Exhibit 99.1

For Immediate Release
At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Communication
262-631-6600	262-631-6600

JOHNSON OUTDOORS REPORTS HIGHER YEAR-TO-DATE SALES & EARNINGS
NON-CASH CHARGES IMPACT THIRD QUARTER RESULTS

RACINE, WISCONSIN, August 8, 2016…Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation equipment company, reported lower sales and earnings for the fiscal third quarter ending July 1, 2016.  Double-digit growth in profitability for the Company’s fishing and watercraft recreation businesses during the quarter did not offset one-time non-cash goodwill impairment charges in Diving. During the current fiscal nine-month period, Company sales increased 4 percent and earnings surged 67 percent ahead of the same prior year fiscal nine months.

“We are very pleased by the performance of our fishing and watercraft recreation businesses where our brands are gaining share in highly competitive marketplace environments on the strength of new product success.  We look to continue this positive momentum with the revolutionary Minn Kota® Ultrex™ trolling motor, Humminbird® Helix™ 10 fishfinder and Old Town® Predator™ PDL pedal fishing kayak, each of which grabbed the top award in its category at last month’s ICAST, the world’s largest and most prestigious trade and consumer fishing show, “ said Helen Johnson-Leipold.  “Our strategic plan priorities focus on delivering long-term profitable growth for all our brands.  In Diving, historically one of our most profitable businesses, the goal is sustained innovation to drive share growth and we acquired Seabear to accelerate the pace of new product development for SCUBAPRO. In camping, Jetboil continues to exceed expectations and we are repositioning the iconic Eureka! brand for future success in new emerging camp consumer targets.”

THIRD QUARTER RESULTS

Fiscal third quarter results historically reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products.  Total Company net sales were $139.3 million during the quarter compared with net sales of $140.9 million in the previous year third quarter. Foreign currency translation had a 0.3 percent unfavorable impact on sales versus the prior year quarter.  Key factors behind the year-over-year comparison in each business unit were:

▪	Strong new product response powered growth in Minn Kota® and Humminbird® brands, driving a 2.2 percent increase in Marine Electronics revenue and a record-high $88.1 million in third quarter sales.
▪	Watercraft revenue dipped slightly versus the prior year quarter despite a 4.2 percent growth in Old Town® sales quarter-over-quarter.

▪	Significantly higher Jetboil® revenue and growth in specialty camping retailers could not overcome tent sales declines in large outdoor retailers.
▪	Diving revenue slipped 4.8 percent due largely to continued declines in sales to Middle East dive markets.

Total Company operating profit during the quarter was $13.6 million compared to $16.4 million in the prior fiscal year third quarter. Reduced cash flow projections in Diving, prompted by on-going geopolitical and economic turmoil in key dive markets in the Middle East and Europe, triggered a reevaluation of the unit’s intangible assets under ASC 350, resulting in non-cash goodwill impairment charges of $6.2 million in the unit during the third quarter. Lower year-over-year legal costs in the current quarter partially offset these charges. Third quarter net income was $6.8 million, or $0.68 per diluted share, compared to net income of $10.0 million, or $1.00 per diluted share, in the previous third quarter.  An unfavorable variance in the Company’s effective tax rate quarter-over-quarter is due to no tax benefit on the non-cash goodwill impairment charges.

YEAR-TO-DATE RESULTS

Strong marketplace momentum around new products across the Company’s consumer fishing, outdoor cooking and watercraft recreation brands drove year-to-date sales for the nine-month period to $358.8 million, 4 percent ahead of sales in the same prior year period. Unfavorable currency translation had a 1 percent or $3.0 million unfavorable impact on year-to-date revenue.  Total Company operating profit was $27.8 million versus operating profit of $16.7 million in the same nine-month period last year. Higher volume and improved margins in Marine Electronics and improved performance in Watercraft more than offset profit shortfalls in Diving and Outdoor Gear. Net income was $15.6 million, or $1.56 per diluted share, in the current nine-month period compared to $9.4 million, or $0.95 per diluted share, in the same period last year. The Company’s effective tax rate during the nine-month period was 44.2 percent versus 40.9 percent for the previous year-to-date period due to the same factors outlined for the quarter.

OTHER FINANCIAL INFORMATION

The Company reported cash, net of debt, of $68.2 million as of July 1, 2016, versus cash, net of debt, of $46.4 million as of July 3, 2015. Depreciation and amortization was $8.9 million year-to-date, compared to $8.8 million during the first nine months of the prior year. Capital spending totaled $8.6 million during the first nine months of fiscal 2016 compared with $6.6 million in the same period in 2015.

“This quarter’s non-cash goodwill impairment charges do not affect our confidence in the strength of the SCUBAPRO brand,” said David W. Johnson, Vice President and Chief Financial Officer.  “The balance sheet is strong and our healthy cash position enables us to continue to invest in future growth strategies and platforms while continuing to pay cash dividends to our investors.”

PRODUCT NEWS

On July 18, the Company announced an unprecedented performance by its brands at the fishing industry’s largest tradeshow, ICAST 2016, held July 13-15 in Orlando, Florida, with Minn Kota®, Humminbird®, and Old Town® each being voted “Best of” in their respective product categories by industry media, buyers and consumers.

The revolutionary Minn Kota Ultrex™ trolling motor was awarded “Best of Boating Accessories” and the coveted overall “Best of Show.” The new Old Town Predator PDL pedal-drive received “Best Boat” honors and Humminbird grabbed its sixth consecutive “Best of Electronics” award for the ultra-bright and easy-to-use Helix 10.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, August 8, 2016.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus, its digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company’s success in integrating strategic acquisitions; the risk of future write downs of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	July 1 2016	July 3 2015	July 1 2016	July 3 2015
Net sales	$139,300	$140,883	$358,790	$344,816
Cost of sales	80,017	82,131	211,213	206,794
Gross profit	59,283	58,752	147,577	138,022
Operating expenses	45,700	42,331	119,756	121,309
Operating profit:	13,583	16,421	27,821	16,713
Interest expense, net	89	205	558	678
Other (income) expense, net	(371)	115	(752)	38
Income before income taxes	13,865	16,101	28,015	15,997
Income tax expense	7,024	6,104	12,387	6,548
Net income	$6,841	$9,997	$15,628	$9,449
Weighted average common shares outstanding - Dilutive	9,853	9,736	9,832	9,715
Net income per common share - Diluted	$0.68	$1.00	$1.56	$0.95

Segment Results
Net sales:
Marine electronics	$88,063	$86,198	$237,656	$219,079
Outdoor equipment	13,217	15,612	31,147	34,151
Watercraft	19,264	19,530	40,393	38,891
Diving	18,845	19,792	50,197	53,219
Other/eliminations	(89)	(249)	(603)	(524)
Total	$139,300	$140,883	$358,790	$344,816
Operating profit (loss):
Marine electronics	$19,970	$14,603	$42,948	$24,146
Outdoor equipment	1,168	1,811	1,965	2,536
Watercraft	2,894	2,334	3,190	1,308
Diving	(6,204)	947	(8,782)	242
Other/eliminations	(4,245)	(3,274)	(11,500)	(11,519)
Total	$13,583	$16,421	$27,821	$16,713

Balance Sheet Information (End of Period)
Cash and cash equivalents			$75,602	$53,916
Accounts receivable, net			70,658	79,663
Inventories, net			71,127	78,318
Total current assets			221,070	215,864
Total assets			326,161	317,846
Short-term debt			378	364
Total current liabilities			81,167	84,626
Long-term debt, less current maturities			7,069	7,156
Shareholders’ equity			213,099	198,723